EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 No. 333-193615 of our report dated January 28, 2014 (except for Note 16, as to which the date is February 27, 2014) relating to the combined financial statements of Aquinox Pharmaceuticals, Inc. (formerly known as Aquinox Pharmaceuticals (USA) Inc.) and Aquinox Pharmaceuticals Inc. (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the Companies being a development stage enterprise) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP

Chartered Accountants

Vancouver, Canada

February 28, 2014